Exhibit 99.1

News Release

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: February 1, 2007

Contacts:	Mike Rowen	Julie Rakes	Tatiana Stead
	Investor Relations	External Communications	Media Relations
	(703) 720-2455	(804) 284-5800	(703) 720-2352

Capital One CEO Enters into Pre-Arranged Stock Trading Plan

McLean, Va. (February 1, 2007)—Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One Financial Corporation (NYSE: COF), today announced that he has adopted a pre-arranged stock trading plan to exercise approximately 2.1 million options to purchase Capital One common stock and to sell the shares of common stock issued by Capital One upon the exercise of these options. The plan covers stock options granted in December 1997 and June 1998 that will expire in December 2007 and June 2008.

The transactions under this plan are expected to occur at predetermined times from May 1, 2007 to May 31, 2008 and will be disclosed publicly as they occur through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The stock-trading plan was established under Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company with more than 700 locations in New York, New Jersey, Connecticut, Texas and Louisiana, that offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Its principal subsidiaries, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., Capital One, N.A., and North Fork Bank collectively had $85.8 billion in deposits and $146.2 billion in managed loans outstanding as of December 31, 2006. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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